Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

August 2010 Performance Update

The Frontier Fund Supplement Dated August 31, 2010 to Prospectus Dated April 30, 2010

The Frontier Fund Class 2 New

T H E    F R O N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

August performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	August 31, 2010	August 31, 2010	NAV / Unit
	MTD	YTD
Frontier Diversified Series-2	4.25%	3.93%	$101.61
Frontier Dynamic Series-2	1.91%	-0.51%	$91.78
Frontier Long/Short Commodity Series-2a	1.09%	-2.94%	$99.47
Frontier Masters Series-2	4.40%	2.78%	$98.03

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of August 31, 2010. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$590,380.84
Unrealized trading gain/(loss)			2,253,555.10
Less: commissions			(57,957.75)
Less: FCM fees			(116,254.77)
Foreign currency gain/(loss)			(11,186.72)
Interest income			94,297.66

Total Income			2,752,834.36

EXPENSES

Management fees			47,744.77
Incentive fees			288,771.97
Broker service fees			12,345.41

Total Expenses			348,862.15

Net Income (Loss)			$2,403,972.21

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	541,761.76650	$52,807,385.13	97.47
Current month additions	66,596.44515	6,603,127.87
Current month redemptions	(951.35582)	(94,420.06)
Net Income (loss) for current month		2,403,972.21

Net Asset Value, end of current month	607,406.85583	$61,720,065.15	101.61

	Monthly rate of return		4.25%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Diversified Series 2

THE FRONTIER FUND DYNAMIC SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			550,345.37
Net change in inter-series payables			(516,703.80)
Less: commissions			—
Less: FCM fees			(57,559.22)
Foreign currency gain/(loss)			—
Interest income			36,961.24

Total Income			13,043.59

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			6,084.87

Total Expenses			6,084.87

Net Income (Loss)			$6,958.72

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	4,040.01837	$363,834.08	90.06
Current month additions	81.72172	7,500.00
Current month redemptions	—	—
Net Income (loss) for current month		6,958.72

Net Asset Value, end of current month	4,121.74009	$378,292.80	91.78

	Monthly rate of return		1.91%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Dynamic Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(117,381.39)
Unrealized trading gain/(loss)			163,608.39
Less: commissions			(4,373.37)
Less: FCM fees			(3,925.72)
Foreign currency gain/(loss)			3.69
Interest income			2,938.27

Total Income			40,869.87

EXPENSES

Management fees			5,321.72
Incentive fees			11,189.92
Broker service fee			412.28

Total Expenses			16,923.92

Net Income (Loss)			$23,945.95

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	18,711.51946	$1,841,152.02	98.40
Current month additions	2355.51408	230,000.00
Current month redemptions	(408.70033)	(40,187.70)
Net Income (loss) for current month		23,945.95

Net Asset Value, end of current month	20,658.33321	$2,054,910.27	99.47

	Monthly rate of return		1.09%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 2a

THE FRONTIER FUND MASTERS SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$1,452,785.47
Unrealized trading gain/(loss)			479,934.52
Net change in inter-series payables			(786,930.13)
Less: commissions			(13,043.43)
Less: FCM fees			(84,627.98)
Foreign currency gain/(loss)			(9,355.50)
Interest income			53,707.69

Total Income			1,092,470.64

EXPENSES

Management fees			59,512.02
Incentive fees			55,447.35
Broker Service Fees			8,899.82

Total Expenses			123,859.19

Net Income (Loss)			$968,611.45

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	234,387.77000	$22,008,710.09	93.90
Current month additions	7,042.27593	680,240.69
Current month redemptions	(3,741.45986)	(357,885.51)
Net Income (loss) for current month		968,611.45

Net Asset Value, end of current month	237,688.58607	$23,299,676.72	98.03

	Monthly rate of return		4.40%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Masters Series 2